Exhibit 99.3

Scilex Pharmaceuticals Inc.

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	100 Park Avenue New York, NY 10017

Independent Auditor’s Report

Board of Directors

Scilex Pharmaceuticals, Inc.

Malvern, Pennsylvania

We have audited the accompanying financial statements of Scilex Pharmaceuticals, Inc., which comprise the balance sheets as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scilex Pharmaceuticals, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has suffered recurring losses from operations and expects to incur losses in the future that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

New York, New York
April 7, 2016

SCILEX PHARMACEUTICALS INC.

BALANCE SHEETS

	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$5,750,768	$205,978
Accounts receivable (See Note 9)	94,976	-
Prepaid expenses	645,035	38,754

Total current assets	6,490,779	244,732
Restricted cash	250,101	-
Security deposit	12,825	4,650
Property and equipment, net	170,978	-
Deferred offering costs	-	89,168

Total assets	$6,924,683	$338,550

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$244,891	$721,560
Accrued expenses	394,749	174,466
Loans payable	-	61,461
Accrued interest payable	-	14,916

Total current liabilities	639,640	972,403

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 200,000,000 shares authorized; 20,845,520 and 14,924,515 shares issued and outstanding at December 31, 2015 and 2014, respectively	2,086	1,493
Additional paid-in-capital	21,125,532	8,047,043
Accumulated deficit	(14,842,575)	(8,682,389)

Total stockholders’ equity (deficit)	6,285,043	(633,853)

Total liabilities and stockholders’ equity (deficit)	$6,924,683	$338,550

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014

Revenues	$-	$-

Operating expenses:
Research and development	1,294,491	3,117,917
General and administrative	4,863,548	5,502,118

Total operating expenses	6,158,039	8,620,035

Loss from operations	(6,158,039)	(8,620,035)

Other expense (income):
Interest expense, net	2,147	38,110
Change in warrant liability	-	(222,545)
Loss on rescission offer	-	42,344
Loss on foreign exchange	-	2,175

Total other expense (income)	2,147	(139,916)

Net loss	$(6,160,186)	$(8,480,119)

PRO FORMA COMPUTATION RELATED TO CONVERSION TO C- CORPORATION FOR TAX PURPOSES
(unaudited):

Historical loss - through February 3, 2014	$-	$(958)
Pro forma benefit for income taxes	$-	$326
Pro forma loss	$-	$(632)

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid in Capital	Deficit	Equity (Deficit)
Balance as of December 31, 2013	10,000,000	$1,000	$-	$(202,270)	$(201,270)

Contribution of cash by founders	-	-	5,290	-	5,290
Issuance of shares and warrants, net of offering costs	2,596,404	260	4,836,767	-	4,837,027
Purchase of shares subject to redemption	(419,251)	(42)	(574,332)	-	(574,374)
Issuance of stock for advisory services	2,747,362	275	3,764,111	-	3,764,386
Stock options granted in exchange for services	-	-	747	-	747
Stock options granted to employees	-	-	14,460	-	14,460
Net loss	-	-	-	(8,480,119)	(8,480,119)

Balance as of December 31, 2014	14,924,515	$1,493	$8,047,043	$(8,682,389)	$(633,853)

Issuance of shares and warrants, net of offering costs	5,921,005	593	12,971,164	-	12,971,757
Stock based compensation	-	-	107,325	-	107,325
Net loss	-	-	-	(6,160,186)	(6,160,186)

Balance as of December 31, 2015	20,845,520	$2,086	$21,125,532	$(14,842,575)	$6,285,043

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(6,160,186)	$(8,480,119)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	21,544	-
Stock based compensation	107,325	15,207
Issuance of stock for advisory services	-	3,764,386
Loss on rescission offer	-	42,344
Change in warrant liability	-	(222,545)
Changes in operating assets and liabilities:
Accounts receivable	(94,976)	-
Prepaid expenses	(606,281)	(38,754)
Security deposit	(8,175)	(4,650)
Accounts payable	(476,669)	581,813
Accrued expenses	220,283	174,466
Accrued interest payable	(14,916)	7,341

Net cash used in operating activities	(7,012,051)	(4,160,511)

Cash flows from investing activities:
Purchase of property and equipment	(192,522)	-
Change in restricted cash	(250,101)	-

Net cash used in investing activities	(442,623)	-

Cash flows from financing activities:
Founders’ capital contribution	-	5,290
Payments on notes payable	(61,461)	-
Deferred offering costs	-	(89,168)
Issuance of shares and warrants, net of offering costs	13,060,925	4,442,854
Issuance of shares and warrants subject to redemption	-	951,700
Purchase of shares and warrants subject to redemption	-	(951,700)
Stock subscription receivable	-	360

Net cash provided by financing activities	12,999,464	4,359,336

Net increase in cash and cash equivalents	5,544,790	198,825

Cash and cash equivalents at beginning of period	205,978	7,153

Cash and cash equivalents at end of period	$5,750,768	$205,978

Non-cash financing activities:
Reclassification of deferred offering costs to equity	$89,168	$-
Issuance of warrants to placement agent	$-	$317,289

Cash paid for interest	$17,038	$-
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Scilex Pharmaceuticals Inc. (“Scilex” or the “Company”) is a Delaware corporation headquartered in Malvern, Pennsylvania. The Company was originally formed as a limited liability company (“LLC”) on September 21, 2012, and subsequently converted to a corporation as of February 3, 2014. The Company is focused on the development and commercialization of specialty pharmaceutical products for the treatment of pain. The initial focus of the Company is directed primarily toward developing its first product candidate, ZTlido™ (lidocaine patch 1.8%), a next-generation branded lidocaine patch formulation for the potential treatment of relieving the pain of post-herpetic neuralgia, also referred to as after-shingles pain.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development and commercialization of its lead product candidate, ZTlido™. The Company is not organized by market and is managed and operated as one business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. From September 21, 2012 (inception) to December 31, 2015, the Company has generated net losses aggregating to approximately $14.8 million. The Company has not yet achieved profitability and anticipates that it will continue to incur net losses in the foreseeable future. The Company had a net loss of approximately $6.2 million and $8.5 million for the years ended December 31, 2015 and 2014, respectively. The Company had net cash used in operating activities of approximately $7.0 million and $4.2 million for the years ended December 31, 2015 and 2014, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since the inception of the Company in September 2012 through March 2014, operations have been funded through capital contributions of the four founders of the Company as well as personal loans to the Company by two of the founders. In March 2014, the Company entered into subscription agreements with certain investors raising approximately $4.5 million, net of approximately $489,000 in direct costs, by issuing 2,203,391 units for a purchase price of $2.27 per unit. Each unit was comprised of one share of the Company’s common stock and a five-year warrant to purchase one share of Common Stock at an exercise price of $2.84 per share. In October and November 2014, the Company entered into private placement subscription agreements for an aggregate purchase price of $893,100 from three private investors with substantially the same terms as the March 2014 offering. As described in Note 5, in March 2015, the Company entered into several private placement subscription agreements to sell a total of 5,921,005 shares of common stock at a price of $2.27 per share and five-year warrants to purchase a total of 1,602,130 shares of common stock at an exercise price of $3.00 per share (subject to adjustment), raising approximately $13.1 million, net of approximately $469,000 in offering costs.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock, options and warrants to purchase the Company’s common stock.

Cash and Cash Equivalents

All of the Company’s cash accounts are held at U.S. financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000 per account. The Company’s cash balances could exceed insured amounts at any given time; however, the Company has not experienced any such losses.

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

As of December 31, 2015, the Company had a long-term deposit of $250,000 and accumulated interest income on the deposit of $101 restricted from withdrawal and held by a bank in the form of collateral for the corporate credit card in the amount of $200,000 and for a $50,000 standby letter of credit established pursuant to a lease agreement as described in Note 9. This restricted cash is included in long-term assets on the Company’s Balance Sheets.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct, incremental banking, legal and accounting fees relating to a planned offering of the Company’s common stock, are capitalized within long term assets. In March 2015, approximately $89,000 of deferred offering costs were reclassified to additional paid-in capital upon the consummation of the Company’s private placement (see Note 5).

Accrued Expenses

The Company incurs periodic expenses such as research and development expenses, salaries, facility costs, and professional fees. An adjusting entry to accrue expenses is necessary when expenses have been incurred by the Company prior to them being paid. When a vendor’s invoice is not received, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

Property and Equipment

Property and equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally two to seven years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciated are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Accounting for Income Taxes

As a result of the Company’s conversion to a corporation (“Conversion”), beginning on February 3, 2014, the Company’s results of operations are taxed as a C Corporation. Prior to the Conversion, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements for periods prior to February 3, 2014.

The unaudited pro forma computation of income tax benefit included in the Statements of Operations represents the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented. Pro forma taxes are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during each period. Actual rates and expenses could have differed had the Company actually been subject to U.S. federal and state income taxes for all periods presented.

Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

●

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2015 and 2014, the recorded values of cash, accounts receivable, accounts payable, accrued expenses, and loans payable approximated their fair value due to the short-term nature of the instruments. The recorded value of restricted cash as of December 31, 2015 approximately its fair value because the variable interest rate earned on the deposits reflect current market rates.

Employee Stock Based Compensation

Stock based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock based compensation issued to employees the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option, and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statement of operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU No. 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Under this standard, if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the arrangement should be accounted for as a service contract. The new standard will be effective for the Company on January 1, 2016. The Company has yet to evaluate the effect that the guidance will have on the Company’s financial position, results of operations or cash flows.

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued its new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessees’ obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. a January 1, 2019 effective date). The Company has yet to evaluate the effect the guidance will have on the Company’s financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The adoption of this guidance by the Company is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Life	December 31, 2015
Computers & Equipment	5 years	$75,171
Furniture	7 years	53,384
Leasehold Improvements	1.8 years	63,967

Total property and equipment		192,522
Accumulated depreciation		(21,544)

Total property and equipment, net		$170,978

Depreciation expense of approximately $22,000 was recognized for the year ended December 31, 2015, and was classified in general and administrative expenses in the accompanying Statements of Operations. The Company had no depreciation expense during the year ended December 31, 2014 since it had not acquired any property and equipment during the year.

NOTE 5 – STOCK TRANSACTIONS

The Company reorganized from an LLC to a C Corporation effective February 3, 2014 and the name of the corporation as set forth in the Certificate of Incorporation is Scilex Pharmaceuticals Inc. In exchange for member interests in the LLC, the Company issued 10,000,000 shares of its common stock to its founders. The Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 of preferred stock with a par value of $0.0001 per share.

During January and February 2014, the Company’s founders contributed an aggregate of $5,290 to the Company for working capital purposes, which was recognized as additional paid-in-capital.

Private Placement and Rescission Offer

On January 12, 2014, the Company entered into an agreement (the “Advisory Agreement”), with Henry Ji and George Uy (together, the “Advisors”), pursuant to which the Company agreed to issue to the Advisors and their designees (collectively, the “Holders”) a number of shares of the Company’s common stock (“Advisors Shares”). On July 31, 2014, subsequent to the March 2014 Private Placement, the Company entered into the addendum to the Advisory Agreement (the “Addendum”) to clarify and modify certain of the terms of the Advisory Agreement. The Addendum provides, among other things, that (i) the issuance of the Advisors Shares fully satisfied all of the Company’s obligations to the Advisors under the Advisory Agreement; (ii) the Advisors’ right to appoint a director was terminated; (iii) the obligation of the Advisors to make an equity investment in the Company’s next financing was terminated, and (iv) the Holders would surrender a pro rata portion of the Advisory Shares based on the amount of units repurchased in the Rescission Offer. In addition, the Company agreed to provide the Holders with certain piggyback registration rights in the Addendum. The Company later also entered into an engagement letter with the Advisors’ affiliate as discussed in Note 9.

The Company entered into subscription agreements with investors in connection with the Company’s March 2014 private placement (“March 2014 Private Placement”) with certain investors raising approximately $4.5 million, net of offering costs of approximately $489,000, selling 2,203,391 units at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of the Company’s common stock at an exercise price of $2.84, subject to adjustment. In addition, as compensation for its services in connection with the subscription agreements, the Company issued to the placement agent five-year warrants to purchase up to an aggregate of 352,543 shares of the Company’s common stock at an exercise price of $2.84 (subject to adjustment). Upon consummation of the March 2014 Private Placement, the Company issued to the Advisors and their designees 3,380,608 shares of the Company’s common stock per the terms of the Advisory

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Agreement. The Company recognized an expense for these advisory services of approximately $3.8 million (net of approximately $900,000 from the surrender of a pro rata portion of Advisors Shares due to the Rescission Offer), within general and administrative expenses during the three months ended March 31, 2014, based on an estimated fair market value of the Company’s common shares of $1.37 per share.

Subsequent to the consummation of the March 2014 Private Placement, management became aware that the Private Placement Memorandum used to solicit investors may have contained one or more untrue statements of a material fact or omitted to state one or more material facts necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 promulgated thereunder. Consequently, in July 2014, the Company made a rescission offer to the investors in the March 2014 Private Placement to repurchase the investors’ shares and warrants (the “Rescission Offer”). The Rescission Offer was intended to address any potential liability that the Company might have with respect to any claims by investors in the March 2014 Private Placement that the Placement Memorandum contained one or more untrue statements of a material fact or omitted to state one or more material facts necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, by permitting the investors in the Private Placement to sell their securities back to the Company. The terms of the Rescission Offer also required the surrender of a pro rata portion of the shares issued to the Advisors in conjunction with the Advisory Agreement in March 2014.

On September 5, 2014, investors holding 419,251 units accepted the Rescission Offer resulting in an obligation to repurchase shares and warrants totaling $951,700 plus accrued interest of $27,778. The obligation to repurchase the shares and warrants accepted under the Rescission Offer was repaid in October 2014.

Upon closing of the Rescission Offer, the Company recognized a loss of $42,344 to revalue the warrants subject to the Rescission Offer to their original issuance value. In addition, the Advisors surrendered a pro rata portion of the Advisors Shares to the Company, totaling 643,246 shares based on the amount of units repurchased in the Rescission Offer, resulting in a reduction of compensation under the Advisory Agreement of $881,247, which was recognized as a reduction of general and administrative expenses in the Statement of Operations in the third quarter of 2014.

In October 2014, the Company entered into a subscription agreement with an investor raising approximately $800,000 by selling 352,000 units at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of the Company’s common stock at an exercise price of $2.84, subject to adjustment. Upon entering into the subscription agreement with the investor, the Company also agreed to issue an additional warrant to purchase shares of common stock equal to 15% of the total number of shares of common stock underlying the warrants issued to the investor in connection with the investor’s subscription at an exercise price of $2.84 if the Company fails to make its common stock to either be (i) listed on a national securities exchange or (ii) admitted for quotation on any market maintained by OTC Markets Group Inc. or the OTC Bulletin Board (or any successor market), on or prior to April 30, 2015, (i) and (ii), the “Listing”. On May 1, 2015, the Company issued the investor an additional warrant to purchase 52,800 shares of the Company’s common stock as the Company did not complete a Listing as of April 30, 2015.

In addition to the foregoing 352,000 units, in October and November 2014, the Company entered into subscription agreements with two investors raising a total of approximately $93,100 by selling 41,103 units, at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $2.84, subject to adjustment (together, “October and November 2014 Private Placement”).

On March 19, 2015, the Company sold to Itochu Chemical Frontier Corporation, an independent investor, an aggregate of 4,845,815 shares of the Company’s common stock and a five-year warrant to purchase 1,333,333 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to adjustment (“Itochu Warrant”), for an aggregate purchase price of $11,000,000. In connection with this investment, the Company entered into a registration rights agreement with Itochu, which provides Itochu with piggyback registration rights, including first priority piggyback registration rights with respect to five percent of the shares held by Itochu. In connection with this investment, the Company also entered into a shareholders’ agreement with Itochu to: (i) grant Itochu the right to appoint a director to the Board of Directors upon its exercise in full of the Itochu Warrant and the passage of two years since the date of issuance of the Itochu Warrant; (ii) grant Itochu the right to designate a Board advisor who has the right to attend Board meetings and receive business updates until such time as the conditions to its right to appoint a director are satisfied; and (iii) grant Itochu certain informational and consultation rights. In addition, the agreement provides that beginning with the fiscal year that commences at least two full

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

calendar years after the Company begins generating revenue from the sales of ZTlido, within 90 days after the end of each such fiscal year, the Company shall use reasonable best efforts to issue an annual cash dividend to the holders of the shares of the Company’s common stock in a minimum amount equal to ten percent (10%) of the Company’s net income for the previous year; provided, however the Company’s Board of Directors shall be able to reduce such amount if such reduction is made in accordance with its fiduciary duties, Delaware General Corporation Law, the fraudulent conveyance laws, and other applicable laws.

In March 2015, the Company entered into subscription agreements with certain investors in connection with a private placement raising approximately $2.1 million, net of offering costs of approximately $380,000, by selling 1,075,190 units at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase an aggregate of 268,797 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to adjustment. In connection with this investment, the Company entered into a registration rights agreement with these investors which provides them with piggyback registration rights.

Stock Issued for Services

On April 14, 2014, the Company issued 10,000 shares of restricted stock to an outside consultant for investor relations valued at $14,200, based on the estimated fair market value of the stock on the date of grant, which was recognized within general and administrative expenses in the accompanying Statement of Operations.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the exercise price for stock option grants and the warrant liability was determined by the Company’s Board of Directors, with the assistance and upon the recommendation of management, in good faith, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, including:

•	the price at which the Company most recently sold units consisting of shares of the Company’s common stock and warrants to acquire the Company’s common stock;

•

the Company’s results of operations, financial position and the status of the Company’s research and development efforts, including the status of clinical trials for ZTlido and the Company’s specific regulatory status and interactions with regulatory authorities;

•	the likelihood of achieving a liquidity event for the holders of the Company’s common stock and stock options or a strategic merger or sale of the Company;

•	the material risks related to the Company’s business;

•	achievement of enterprise milestones, including the results of clinical trials and the Company’s entry into or termination of collaboration and license agreements;

•	the market performance of publicly traded companies in the life sciences and biotechnology sectors, and recently completed mergers and acquisitions of comparable companies; and

•	external market conditions affecting the life sciences and biotechnology industry sectors.

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NOTES TO FINANCIAL STATEMENTS

Management estimated the fair value of the Company’s common shares by reference to the concurrent sale of units to third parties when available. The table below presents the prices received from sales to third parties of the Company’s common stock and warrant to purchase common stock from inception to date:

Date	Number of units sold	Price Per Unit

March 2014 Private Placement	2,203,391	$2.27
October and November 2014 Private Placement	393,013	$2.27
March 2015 Private Placement	5,921,005	$2.27

Management used the Black-Scholes valuation model to value the warrant component of the unit with known inputs from the third party unit sales (warrant term, exercise price and expiration date) with the following assumptions to solve for the price of the Company’s common shares using an iterative process to allocate the price per unit of $2.27 to the share of common stock and warrants comprising the unit:

	Years ended December 31,
	2015	2014
Expected dividend yield	-	-
Expected stock-price volatility	82.43%	83.02% - 101.44%
Risk-free interest rate	1.41% - 1.60%	1.44% - 1.51%
Term of warrants	5	5

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on the Company’s common stock.

Expected stock-price volatility. The expected stock-price volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the transdermal patch industry. In selecting the peer group, management considered publicly-traded transdermal patch companies with existing clinical stage branded and generic transdermal patches. Management further considered the development stage of the peer group companies.

Risk-free interest rate. The Company bases the risk-free interest rate assumption on observed interest rates appropriate for the term of the warrants.

The calculation resulted in a fair value for the common stock of $1.37 as of the March 2014 Private Placement, $1.48 as of the October and November 2014 Private Placement, and $1.98 as of the March 2015 Private Placement.

Management estimated the fair market value of the Company’s common stock by utilizing a combination of three approaches:

1.

Real Options – Decision Tree Methods is an income approach using the decision tree method, which estimates determines value from the future cash flows that the Company may hope to obtain in future periods. The valuation used five scenarios and market share percentages of 100%, 75%, 50%, 25%, and 10%. The projections are based on managements’ estimate of the most likely outcomes versus a market analysis of companies in Biotechnology (2830); Drug (2834); Chemical (2810); and Medical Supp (3842) industries using discount rates and long term growth estimates.

2.

Recent Transactions is a market approach using the Company’s recent transactions which measures value based on what other purchasers in the market have paid for assets that can be considered reasonably similar to those being valued. When the Market Approach is utilized, data are collected on the prices paid for reasonably comparable enterprises/equity or assets. Adjustments are made to the comparable assets to compensate for differences between those assets and the asset being valued. The application of the Market Approach results in an estimate of the price reasonably expected to be realized from the sale of the Company’s common stock.

3.

Accumulated Assets is an asset approach using the cost accumulation method, which is based on the premise that a prudent investor would pay no more for an enterprise or asset than its replacement or reproduction cost. The cost to replace it would include the cost of constructing a similar enterprise or asset of equivalent utility at prices applicable at the time of the valuation analysis. This estimate may then be adjusted by losses in value attributable to obsolescence (physical, functional and/or economic). The Asset Approach is generally considered to yield the minimum benchmark of value for an operating enterprise.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

The three approaches were conducted to analyze the valuation as of April 21, 2014, June 30, 2014, September 5, 2014, and March 31, 2015 for purposes of establishing stock option exercise prices and for utilization in the Black-Scholes option-pricing method for calculating stock-based compensation expense, as discussed below in Note 7, and remeasuring the warrant liability, as discussed in Note 6. The resulting implied per share value of the Company’s common stock was $1.42, $1.48, $1.52, and $2.16 per share as of valuation dates of April 21, 2014, June 30, 2014, September 5, 2014, and March 31, 2015, respectively.

The fair value of the identified common shares on the date of valuation is summarized below:

		Valuation Date
		April 21, 2014	June 30, 2014	September 5, 2014	March 31, 2015

Valuation Methods	Weights
Accumulated Assets	20%	$0.23	$0.25	$0.29	$0.63
Recent Transactions	60%	1.37	1.37	1.37	1.98
Real Options-Decision Tree Methods	20%	2.74	3.04	3.18	4.24

Weighted Value per share		$1.42	$1.48	$1.52	$2.16

There are significant judgments and estimates inherent in the determination of these inputs to the valuations. These judgments and estimates include assumptions regarding the Company’s future performance, including the regulatory status of ZTlido; the potential value of a strategic merger or sale at different time points; and the timing and probability of continuing to successfully progress ZTlido toward commercialization under differing operational scenarios, as well as determinations of the appropriate valuation methods. If different assumptions had been applied in the valuations, the Company’s stock-based compensation expense, and net loss would have been significantly different. While the assumptions used represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to the underlying assumptions and estimates, the Company’s stock-based compensation expense could vary significantly from period to period.

NOTE 6 –WARRANTS

The following represents a summary of outstanding warrants to purchase the Company’s common stock at December 31, 2015 and 2014, and changes during the period then ended:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2013	-	$-
Issued	2,948,947	2.84
Expired/ Exercised	(419,251)	2.84

Outstanding at December 31, 2014	2,529,696	$2.84

Issued	1,654,930	2.99
Expired/ Exercised	-	-

Outstanding at December 31, 2015	4,184,626	$2.90

Exercisable at December 31, 2015	2,805,543	$2.85

The Company analyzed these outstanding warrants issued as of December 31, 2015 (“Warrants”) in accordance with ASC Topic 815 to determine whether the Warrants meet the definition of a derivative under ASC Topic 815 and, if so, whether the Warrants meet the scope exception of ASC Topic 815, which is that contracts issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity shall not be considered to be derivative instruments for purposes of ASC Topic 815. The provisions of ASC Topic 815 subtopic 40 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“ASC Topic 815 subtopic 40”) apply to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by ASC Topic 815 and to any

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

freestanding financial instruments that are potentially settled in an entity’s own common stock. The Company concluded these warrants should be treated as equity since they contain no provisions which would require the Company to account for the warrants as a derivative liability.

NOTE 7 – STOCK BASED COMPENSATION

On February 28, 2014, the Company’s Board of Directors approved the Company’s 2014 Equity Incentive Plan (the “Plan”), effective February 28, 2014. An aggregate of 1,500,000 shares of the Company’s common stock is reserved for issuance under the Plan. For each subsequent year beginning January 1, 2015 (the “Calculation Date”), the aggregate number of shares of stock that are available for issuance will automatically increase by the greater of (i) 500,000 or (ii) such number of shares as is equal to the number of shares sufficient to cause the option pool to equal twenty percent (20%) of the issued and outstanding common stock of the Company at such time. However, if on any Calculation Date the number of shares equal to twenty percent (20%) of the total issued and outstanding shares of common stock is less than the number of shares of common stock available for issuance under the Plan, no change will be made to the aggregate number of shares of common stock issuable under the Plan for that year (such that the aggregate number of shares of common stock available for issuance under the Plan will never decrease). As of December 31, 2015, the aggregate number of shares of stock available for issuance under the Plan is 2,828,366 shares. The exercise price for each option shall be equal to 100% of the fair market value of the common stock on the date of grant, as defined, and shall vest as determined by the Company’s Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation

On April 21, 2014, the Company issued an aggregate of 20,000 options to two directors of the Company, and 3,500 options to an employee of the Company under the Plan. Each option grant has an exercise price of $1.37 per share and vest one-fourth at the grant date with the remaining options vest annually in equal amounts over three years. These options are exercisable through April 2024.

On September 8, 2015, the Company issued an aggregate of 30,000 options to its directors and 45,000 options to its employees under the Plan. Each option grant has an exercise price of $2.16 per share and vest one-fourth at the grant date with the remaining portion of the award vesting annually, in equal amounts, over three years. These options are exercisable through September 2025.

The Company recognized an expense for these option awards of approximately $51,000 and $15,000 for the years ended December 31, 2015 and 2014, respectively, within general and administrative expenses in the Statement of Operations.

Options Issued to Nonemployees for Services Received

On April 21, 2014, the Company issued options to purchase 1,000 shares to a consultant under the Plan. The options have an exercise price of $1.37 per share and vest one-fourth at the grant date with the remaining options vesting annually in equal amounts over three years. These options are exercisable through April 2024.

On September 8, 2015, the Company issued 10-year options to purchase an aggregate of 57,037 shares, at an exercise price of $2.16 per share, to various consultants under the Plan. Options covering 37,037 shares vest one-fourth on each of December 8, 2015, March 8, 2016, June 8, 2016, and September 8, 2016. Options covering the remaining 20,000 shares vest one-fourth at the grant date with the remaining options vesting annually in equal amounts over three years from the grant date.

The Company recognized an expense for these option awards of approximately $56,000 and $700 for the years ended December 31, 2015 and 2014, respectively, within general and administrative expenses in the Statement of Operations.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Option Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. The Black-Scholes option-pricing method requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value of the underlying common stock on the date of grant. The assumptions used in the Black-Scholes option-pricing method for the years ended December 31, 2015 and 2014 are set forth below:

	Years ended December 31,
	2015	2014
Expected dividend yield	-	-
Expected stock-price volatility	82.04% - 105.56%	97.76% - 110.62%
Risk-free interest rate	1.47% - 2.4%	1.75% - 2.73%
Term of options	5.75	5.75
Stock price	$1.98 - $2.16	$1.37 - $1.52

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on the Company’s common stock.

Expected stock-price volatility. The expected stock-price volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the transdermal patch industry. In selecting the peer group, management considered publicly-traded transdermal patch companies with existing clinical stage branded and generic transdermal patches. Management further considered the development stage of the peer group companies.

Risk-free interest rate. The Company bases the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected term of options. The expected term of options represents the period of time that options are expected to be outstanding. Because the Company does not have historic exercise behavior, the Company determines the expected life assumption for options issued to directors and employees using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. Contractual term is used for options issued to nonemployees.

If management determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects the Company’s general and administrative expense.

The following represents a summary of the Options outstanding at December 31, 2015 and 2014, and changes during the period then ended:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2013	-	$-
Granted	24,500	1.37
Exercised/ Expired/ Forfeited	-	-

Outstanding at December 31, 2014	24,500	$1.37

Granted	132,037	2.16
Exercised/ Expired/ Forfeited	-	-

Outstanding at December 31, 2015	156,537	$2.04

Exercisable at December 31, 2015	45,259	$1.95

Expected to vest	111,278	$2.07

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – LOANS PAYABLE

Loans payable represents monies borrowed from September 2012 through April 2013 from two founders for working capital purposes. The loans payable accrue interest at 12% and are due upon demand at the option of the holder and became due and payable on January 30, 2015. The Company recognized interest expense on these loans of approximately $2,100 and $7,400 for the years ended December 31, 2015 and 2014, respectively. On April 15, 2015, the Company repaid all outstanding principal and accrued interest in full satisfaction of the loans payable.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Collaboration Agreement

In February 2013, the Company entered into a product development agreement (as amended, the “Collaboration Agreement”) with two collaborative partners, one of which is also a shareholder of the Company (“Collaborative Partners”), pursuant to which the Collaborative Partners will manufacture and supply ZTlido for the Company. The Collaborative Partners initially developed, and have intellectual property rights relating to, ZTlido. Pursuant to the Collaboration Agreement, the Company acquired an exclusive right to develop and commercialize ZTlido in the United States, Canada, Mexico and all other countries in Latin America. The Collaborative Partners are responsible for sourcing and supplying lidocaine for development and commercialization purposes. In addition, the Collaborative Partners are responsible for supplying ZTlido for development and commercialization purposes. Pursuant to the Collaboration Agreement, the Company is required to make aggregate royalty payments in the mid double digits to the Collaborative Partners based on net profits. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of ZTlido, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of ZTlido, and to the extent that they are in accordance with GAAP. If the Company were to sublicense the licensed technologies, the Collaborative Partners will receive the same proportion of any sublicensing fees received therefrom. The term of the Collaboration Agreement is ten years, provided that if ZTlido is commercialized during such ten-year period, the agreement shall automatically extend for ten years from the date that ZTlido is commercialized.

In November 2014, the Company entered into three Memorandums of Understanding with the Collaboration Partners whereby:

1.

The Collaboration Partners granted the Company exclusive worldwide license to develop, have developed, make, have made, use, sell, have sold, import, export, promote, market and distribute two new products, one that is a single patch that is bioequivalent to two Lidoderm patches and one that is a single patch that is bioequivalent to three Lidoderm patches.

2.

The Collaboration Partners have granted the Company exclusive rights to develop and commercialize ZTlido in Israel, Russia, South Africa, Australia, and all countries in European Union, including without limitation, each of their respective territories and possessions, upon the Company’s filing of an NDA for ZTlido in July 2015.

3.

As to the United States, Canada, Mexico and Brazil patents, the Collaboration Partners agreed to pay a certain percentage of the cost (including but not limited to attorney’s fees and filing fees) arising in connection with the prosecution and maintenance. In the event the prosecution cost exceeds a particular amount per country and per each application, the excess cost shall be paid by the Company.

Pursuant to these Memorandums of Understanding, as of December 31, 2015, the Company recorded approximately $76,000 for reimbursement from the related party in accounts receivable in the accompanying Balance Sheet.

Research Agreement

On September 4, 2013, the Company entered into a Master Clinical Research Agreement (“Research Agreement”) with TKL Research, Inc. (“TKL”) to provide clinical research services for up to five (5) studies: a PK study, a sensitization/irritation/adhesion study, a photoallergy study, a phototoxicity study, and a heat overlay study. The Research Agreement, as amended, provides for certain milestone payments for the five studies, which will be recognized in research and development expenses when incurred. The Company has the right to terminate any of the five studies. If the Company chooses to terminate, the Company would be required to reimburse TKL for any costs incurred plus a portion of the contractual milestone payments for that study, determined based on the timing of the termination. These studies were completed as of the quarter ended March 31, 2015. The Company recognized research and development expense related to this agreement of approximately $7,100 and $2.7 million for the years ended December 31, 2015, and 2014, respectively.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Effective September 4, 2015, the Company entered into an Evaluation and Option Agreement (“Option Agreement”) with Prosolus, Inc. (“Prosolus”) to obtain (i) an exclusive license, for evaluation purposes only, to use but not offer to sell, make, or import the solvent-based transdermal system containing the active ingredient diclofenac epolamine in a pressure-sensitive adhesive formulation (“Diclofenac”) and processes covered by or incorporating the technology owned by Prosolus for a period of six months from the effective date, and any extension thereof (“Option Period”), and (ii) an option exercisable during the Option Period to enter into the License, Development and Commercialization Agreement for the product. As of December 31, 2015, the Company has paid $50,000 to Prosolus in exchange for the consideration, which was recognized in research and development expenses in the accompanying Statement of Operations.

Market Research Agreement

In August 2015, the Company entered into an agreement with a vendor to provide health economic and market access support for the ZTlido launch in the U.S. The agreement provides for certain milestone payments totaling approximately $404,000. As of December 31, 2015, the Company recognized a prepaid expense of $50,400 as a result of an initiation fee paid during the year ended December 31, 2015 that will be recognized ratably as general and administrative expense over the remaining three-month service period. During the year ended December 31, 2015, the Company recognized an aggregate of $84,000 in general and administrative expenses in the accompanying Statement of Operations related to this agreement.

Effective September 25, 2015, the Company entered into a five-year Master Service and License Agreement with a vendor to obtain a limited, non-exclusive, right and license for iLaunchTM, a software and services provided by the vendor to assist in product launch management, tracking and reporting, for an aggregate price of $670,000 payable upon an agreed schedule. The agreement called for an initial payment of $85,000 due upon execution of the agreement, which was paid in October 2015 and recognized as a prepaid expense. In November 2015, the Company also paid an additional $185,000 for licensing and services fees in 2016, which was included within prepaid expenses in the accompanying Balance Sheet. The consideration paid by the Company will be recognized as general and administrative expenses over the service period, which begins in January 2016.

Exclusive Distribution Agreement

In August 2015, the Company entered into an agreement to appoint a partner as its exclusive third party logistics distribution agent and as an authorized distributor of record of ZTlido (“Product”) in the U.S., its territories, possessions and commonwealths for an agreed schedule of fees, subject to a 3% annual adjustment. The agreement has an initial term of three years following the first shipment of FDA-approved Product to a commercial customer, and shall automatically renew for additional terms of one year each, unless written notice of termination is given by either party at least 30 days prior to the end of the initial term or any renewal term. In the event of Product recalls, the Company is solely responsible for all product recalls, except in the event that the recalls arise from the partner’s negligence or willful misconduct. Pursuant to the agreement, the Company will be responsible for delivery of Product to and from the partner’s facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product will remain with the Company at all times. As of December 31, 2015, the Product has not yet shipped and the Company has not made any payment to the partner.

Employment Agreements

Effective March 21, 2014 and as amended and restated on July 22, 2014, the Company entered into separate employment agreements with its Chief Executive Officer (“CEO”) and its Chief Operating Officer (“COO”) under which they are to receive an annual compensation of $350,000 and $300,000, respectively. The term of each of the agreements continues until March 21, 2017, and is automatically renewed for successive one-year periods at the end of each term. An annual cash bonus may be paid at the discretion of the Compensation Committee of the Board of Directors. If either the CEO or COO are terminated by the Company other than for cause or as a result of death or permanent disability or if either the CEO or COO terminates his employment for good reason which includes a change of control, they shall receive (i) a severance payment equal to the higher of the aggregate amount of their base salary for the then remaining term of the agreement or twelve times the average monthly base salary paid or accrued during the three full calendar months preceding the termination, (ii) immediate vesting of all unvested stock options and the extension of the exercise period of such options to the later of the longest period permitted by the Company’s stock option plans or ten years following the termination date, (iii) payment in respect of compensation earned but not yet paid and (iv) payment of the cost of medical insurance for a period of twelve months following termination.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Consulting Agreements

As described in Note 5, on January 12, 2014, the Company entered into the Advisory Agreement, with the Advisors, pursuant to which the Company agreed to issue to the Advisors and the Holders the Advisors Shares equal to 36% of the Company’s then outstanding common stock, calculated on a fully diluted basis, in consideration of the Advisors’ introducing the Company to potential financing sources. On July 31, 2014, the Company entered into the addendum to the Advisory Agreement (the “Addendum”) to clarify and modify certain of the terms of the Advisory Agreement. The Addendum provides, among other things, that (i) the issuance of the Advisors Shares fully satisfied all of the Company’s obligations to the Advisors under the Advisory Agreement; (ii) the Advisors’ right to appoint a director was terminated; (iii) the obligation of the Advisors to make an equity investment in the Company’s next financing was terminated, and (iv) the Holders would surrender a pro rata portion of the Advisory Shares based on the amount of units repurchased in the Rescission Offer. In addition, the Company agreed to provide the Holders with certain piggyback registration rights in the Addendum. The Company later also entered into an engagement letter with the Advisors’ affiliate as discussed below.

On April 14, 2014, the Company entered into a one-year agreement with an outside consultant for investor relations. The agreement calls for total payments of $80,000 plus an initial one-time award of 10,000 shares of restricted stock valued at $14,200 (based on the estimated fair market value of the stock on the date of grant). The Company terminated this service agreement in April 2015 and switched to a month-to-month type of service and incurred approximately $66,000 and $51,000 during the years ended December 31, 2015 and 2014, respectively.

On September 12, 2014, the Company entered into an engagement letter (the “Engagement Letter”), with Eragon Ventures, LLC, an affiliate of Henry Ji, and Biomilennia, LLC, an affiliate of George Uy, which entities, together, refer to as the Affiliates, which provides that the affiliate consultants serve as the non-exclusive agents for the Company in identifying potential investors and serve as the Company’s strategic advisors with respect to product acquisitions, strategic alliances and commercial strategy. The Engagement Letter: (i) amends the Addendum to the Advisory Agreement (the Addendum is described in Note 5) such that the affiliate consultants would earn shares of Common Stock equal in number to the Advisors Shares forfeited pursuant to the Addendum in the event that the Company consummated a private placement of its equity securities that yielded at least $1 million of gross proceeds to the Company from one or more investors identified by the affiliate consultants on or before November 12, 2014; (ii) provides that in the event that the Company consummated a private placement of its equity securities that yields at least $3 million of gross proceeds to the Company from one or more investors identified by the affiliate consultants on or before January 12, 2015, the Company shall issue to the affiliate consultants an aggregate of 1,001,560 shares of its common stock (less the aggregate number of shares, if any, which are no longer subject to surrender under the Addendum pursuant to (i) above); and (iii) provides that in the event that a private placement of the Company’s equity or debt securities yields at least $15 million of gross proceeds to the Company from one or more investors identified by the affiliate consultants on or before March 12, 2015, the Company will issue to the affiliate consultants warrants to purchase an aggregate of 667,706 shares of the Company’s common stock, with an exercise price equal to the price per share at which shares of the Company’s common stock were most recently sold by the Company to a third party accredited investor. Each such warrant will have a term of 10 years from the date of grant and will provide for customary anti-dilution protections (for stock dividends and splits and recapitalizations).

On March 3, 2015, the Company amended the Engagement Letter with the Affiliates. The amended Engagement Letter: (i) amends the Addendum such that the Advisors will earn a number of shares of Common Stock equal to the number of shares of Common Stock surrendered pursuant to the Addendum in the event that the Company consummates a private placement of our equity securities that yields at least $2 million of gross proceeds to the Company from one or more investors identified by the Affiliates on or before the later of March 9, 2015 and the closing of an equity investment in the Company by Itochu or its affiliates; (ii) provides that in the event that the Company consummates a private placement of the Company’s equity securities that yields at least $4 million of gross proceeds to the Company from one or more investors identified by the Affiliates on or before the later of March 9, 2015 and the closing of an equity investment in the Company by Itochu or its affiliates, the Company will issue to each of the Affiliates an Affiliate Option to purchase 202,738 shares of the Company’s common stock with an exercise price equal to the fair market value on the grant date (as determined by the Company’s Board of Directors); and (iii) provides that in the event that a private placement of the Company’s equity or debt securities yields at least $15 million of gross from one or more investors identified by the Affiliates on or before March 12, 2015, the Company will issue to

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

each of the Affiliates an Affiliate Warrant to purchase 202,738 shares of the Company’s common stock, with an exercise price equal to the price per share at which the shares of the Company’s common stock were most recently sold by the Company to a third party accredited investor. The Company closed on an investment from Itochu on March 19, 2015 and no funds had been raised at that time from investors identified by the Affiliates. Therefore, none of the conditions in (i), (ii) or (iii) with respect to the issuance of additional securities to the Affiliates were satisfied, and the Company no longer has any obligation or potential obligation to issue securities to the Affiliates pursuant to the Engagement Letter.

Leases

Effective May 1, 2015, the Company leased a 9,327 square feet office facility for its headquarters in Malvern, Pennsylvania pursuant to a non-cancelable lease term ending on February 14, 2017, which calls for a minimum monthly rent of approximately $12,825 subject to an approximate 3% annual increase in the monthly base rent. In addition, the Company terminated its lease agreement at the previous office space in July 2015 in accordance with the terms of the lease agreement.

The Company entered into a non-cancelable lease agreement on August 31, 2015, which was later amended on September 30, 2015, for a 1,405 square foot office space in Mission Viejo, California. The amended lease term commenced on September 30, 2015 ends on September 30, 2020 and calls for a monthly base rent of $4,117 per month through September 30, 2016, with increasing base rent for each twelve month period thereafter under the terms of the Lease to a maximum of $4,665 per month for October 1, 2019 to September 30, 2020. The Company provided a security deposit in the form of a $50,000 irrevocable standby letter of credit for the benefit of the landlord. The letter of credit is secured with a restricted cash deposit of the same amount. The letter of credit expires on September 15, 2016.

The Company recognized rent expense on a straight-line basis over the lease period. Rent expense was approximately $132,000 and $28,000 for the years ended December 31, 2015 and 2014, respectively. Rent expense is recognized in general and administrative expenses in the accompanying Statement of Operations.

Legal

As described in Note 5, the Company entered into subscription agreements with certain investors in connection with the March 2014 Private Placement and conducted the subsequent Rescission Offer. Although the Company conducted the Rescission Offer to address any potential liability under Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder with respect to the Placement Memorandum used in the March 2014 Private Placement, it is not certain that the Rescission Offer has the effect of barring claims relating thereto. The federal securities laws do not provide that a rescission offer will extinguish an investor’s rights under Section 10(b) of the Exchange Act or Rule 10b-5. Consequently, even though certain investors rejected the Rescission Offer, the Company may remain liable thereunder if it is determined that the Private Placement Memorandum contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. In addition, notwithstanding the Rescission Offer, the Company may be subject to claims under state securities and fraud laws. Any such liability may have a material adverse effect on the Company’s business and financial condition. The Company has not received any claims by investors related to the Private Placement or Rescission Offer.

In addition, the Company may still be subject to enforcement or other actions by the SEC or state securities regulators in the states in which investors were solicited in the March 2014 Private Placement. In the event that the Company becomes subject to an action by the SEC or state securities regulators, the Company’s business and reputation could be adversely affected. The Company has not received any notice from the SEC or state securities regulators related to the March 2014 Private Placement or Rescission Offer.

The Company is not currently involved in any legal matters arising in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 – RELATED PARTY TRANSACTIONS

Other than as disclosed in Notes 5, 7, 8 and 9, the Company has not entered into or been a participant in any transaction in which a related person had or will have a direct or indirect material interest.

NOTE 11 – INCOME TAXES

At December 31, 2015, the Company has a net operating loss carryforward for Federal income tax purposes totaling approximately $9.3 million available to reduce future taxable income which, if not utilized, will begin to expire in the year 2034. Additionally, as of December 31, 2015, the Company has federal research and development credit carry forwards of approximately $151,000 available to reduce future taxable income, if any, for federal income tax purposes. The credit begins to expire in 2034. Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2015. The Company has no income tax effect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	For the year ended December 31, 2015	For the period from February 3, 2014 to December 31, 2014

Statutory Federal Income Tax Rate	34.0%	34.0%
State Taxes, Net of Federal Tax Benefit	6.6%	6.6%
Others	2.4%	(1.2) %
Change in Valuation Allowance	(43.0) %	(39.4) %

Income Taxes Provision (Benefit)	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of December 31,
	2015	2014
Deferred tax assets:
Net-operating loss carryforward	$3,782,000	$1,796,000
Stock-based compensation	1,578,000	1,534,000
R&D Credit	151,000	-
Others	586,000	3,000

Total Deferred Tax Assets	6,097,000	3,333,000
Valuation allowance	(6,097,000)	(3,333,000)

Deferred Tax Asset, Net of Allowance	$-	$-

The Company applies the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The Company did not record any accruals for income tax accounting uncertainties for the years ended December 31, 2015 and 2014, respectively. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2015. The Company does not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2015.

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

The Company’s major tax jurisdictions are the United States and Pennsylvania. All of the Company’s tax years will remain open three years for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

NOTE 12 – SUBSEQUENT EVENTS

On February 25, 2016, the Company issued an aggregate of 323,500 and 5,000 options to purchase the Company’s common stocks under the Plan to its employees including executive officers, and consultants, respectively. Each option grant has an exercise price of $2.01 per share and vest one-fourth at the grant date with the remaining options vest annually in equal amounts over three years. These options are exercisable through February 2026.

The Company has evaluated subsequent events through April 7, 2016, which is the date the financial statements are available to be issued.